Exhibit 99.1
YAHOO! MAILS LETTER TO STOCKHOLDERS
Sunnyvale, Calif., February 13, 2008 — Yahoo! Inc. (Nasdaq: YHOO), a leading global Internet company, today announced that it has sent a letter to its stockholders, outlining the reasons the Board believes that Microsoft’s proposal significantly undervalues Yahoo! and is not in the best interests of Yahoo! stockholders.
In the letter Yahoo! says:
“[Yahoo!’s] assets — our brand and its audience, our relationships with marketers, our financial strength, our technology, and our strategic investments—are the core of our value and our leadership position in the industry.
“We have a huge market opportunity — and are uniquely positioned to capitalize on it. The global online advertising market is projected to grow from $45 billion in 2007 to $75 billion in 2010. And we are moving quickly to take advantage of what we see as a unique window of time in the growth — and evolution — of this market to build market share and to create value for stockholders.
“Today, Yahoo! is a faster-moving, better-organized, more nimble company than it was just a few months ago. We have redeployed our resources to drive Yahoo!’s key strategic priorities — taking important steps to streamline our organization and close down or scale back businesses that don’t support these critical growth initiatives. We are well on our way to transforming the experiences of Yahoo!’s users, advertisers, publishers and developers — an important shift that is at the heart of our plan to create stockholder value.”
A copy of the letter follows:
Dear Stockholders,
On February 1, 2008, Microsoft made an unsolicited proposal to acquire your company. As much has been reported in the press recently, I wanted to reach out to you personally to let you know why your Board of Directors, after a careful review by Yahoo!’s management along with our financial and legal advisors, believes that Microsoft’s proposal substantially undervalues Yahoo! and is not in the best interests of our stockholders.
Most importantly, I want you to know that your Board is continuously evaluating all of Yahoo!’s strategic options in the context of the rapidly evolving industry environment, and we remain committed to pursuing initiatives that maximize value for all our stockholders.
We have a unique combination of strengths
•	Yahoo! is one of the most recognizable and admired brands in the world. We have over 500 million users (nearly 1 out of every 2 internet users worldwide). In the U.S., we are # 1 in many of the most used online services including personalized home pages, mail, news, music, shopping and travel. Because we have leadership positions in so many indispensable online services, users spend more time on Yahoo! sites than anywhere else online.

•	Yahoo! is an attractive partner for marketers. Yahoo! is #1 in online display advertising, which represents 90% of the advertising inventory on the web, and we are also a leader in search marketing and a pioneer in the growing fields of mobile advertising and online video advertising. Through

Yahoo!, advertisers can now connect with consumers on our owned sites as well as those of our growing network of partners including eBay, Comcast, AT&T, a consortium of over 600 newspapers, Forbes.com, Cars.com, WebMD and more.

•	Yahoo! has the financial flexibility to execute our plans, thanks to our healthy cash balance, which exceeded $2 billion as of December 31, 2007, and our substantial operating cash flow, which we expect to grow double digits in 2009.

•	Yahoo! has made important investments in our core computing infrastructure enabling us to dramatically increase the speed of our search engine updates even while handling vast and growing quantities of data.

•	In addition, we have the added value of our substantial, unconsolidated investments in Japan and China. We have substantial positions in Yahoo! Japan, the leader in its market, and Alibaba, which is strongly positioned in China, a market with enormous growth potential.
These assets—our brand and its audience, our relationships with marketers, our financial strength, our technology, and our strategic investments—are the core of our value and our leadership position in the industry.
We have a huge market opportunity — and are uniquely positioned to capitalize on it
The global online advertising market is projected to grow from $45 billion in 2007 to $75 billion in 2010. And we are moving quickly to take advantage of what we see as a unique window of time in the growth — and evolution — of this market to build market share and to create value for stockholders.
We are executing our strategy — and making headway
We have taken significant but disciplined steps to refocus our business on our objectives to become the starting point for the most consumers and the must buy for the most advertisers and enhance Yahoo!’s long-term performance.
Starting Point Objective: Our goal is to grow visits to key Yahoo! starting points and properties, where users enter the Internet, by 15% per year over the next several years. We are the most visited site in the U.S., and we continue to grow — we experienced double-digit growth in U.S. users in 2007 on our Yahoo.com home page.
In addition to traditional starting points on the PC — including our home pages, mail, My Yahoo! and search, we are particularly excited about our growth prospects in mobile, the biggest emerging starting point in the world. Globally, there are twice as many users of mobile devices as users of personal computers, and mobile advertising is projected to grow substantially in the coming years. We have an important competitive edge as the number one mobile destination in the U.S., and we are building a superior mobile experience for Yahoo! users globally so we can further capitalize on this opportunity.
Must Buy Objective: We are working to make online advertising easier and more effective for marketers, opening up new ways for them to connect with consumers. We’ve successfully completed the global roll-out of our search marketing system, Panama, which improved the search experience for our users, boosted returns for our advertisers, and increased revenue for Yahoo!. Last year, we bought Right Media, an exchange that enables buyers and sellers of online advertising to come together. Another 2007 acquisition, Blue Lithium, brings us best-in-class performance marketing capabilities, complementing Yahoo!’s existing offerings for advertisers. We also integrated our search advertising and display advertising sales forces, creating a one-stop shop for all of advertisers’ online marketing needs. All of these — Panama, Right Media, Blue Lithium, and our combined sales efforts — complement and enhance Yahoo!’s existing capabilities and will make it easier for advertisers and online publishers to buy and sell advertising online.
We are also creating a unique and valuable network of premium websites to serve our advertisers. We are making it easier for our advertisers to provide interesting and relevant offers to our users by combining advertising space on Yahoo!’s owned sites with that from a growing group of premium partners including eBay, Comcast, AT&T, a consortium of over 600 newspapers and many others.
As we reach more users both on our own websites and on the sites of our premium partners, and better monetize the ad space on Yahoo!’s owned and operated sites, we are striving to increase the percentage of total online advertising demand we touch from an estimated 15% in 2007 to 20% over the next several years.
These key strategies will be enhanced by our adoption of new, more open technology platforms that will encourage the development of new applications and the involvement of third-party developers — and help enrich the user experience.
We have accomplished a great deal in a very short time — and we are focused on building this momentum
Today, Yahoo! is a faster-moving, better-organized, more nimble company than it was just a few months ago. We have redeployed our resources to drive Yahoo!’s key strategic priorities — taking important steps to streamline our organization and close down or scale back businesses that don’t support these critical growth initiatives. The fact is that we are well on our way to transforming the experiences of Yahoo!’s users, advertisers, publishers and developers — an important shift that is at the heart of our plan to create stockholder value.
I want you to know that the Yahoo! Board of Directors and management team remain committed to pursuing initiatives that maximize value for all our Yahoo! stockholders. This is a great company and we are moving quickly to make it even better.
Jerry Yang
About Yahoo! Inc.
Yahoo! Inc. is a leading global Internet brand and one of the most trafficked Internet destinations worldwide. Yahoo! is focused on powering its communities of users, advertisers, publishers, and developers by creating indispensable experiences built on trust. Yahoo! is headquartered in Sunnyvale, California. For more information, visit pressroom.yahoo.com.
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Yahoo! and the Yahoo! logos are trademarks and/or registered trademarks of Yahoo! Inc. All other names are trademarks and/or registered trademarks of their respective owners.

Media Contacts:
Tracy Schmaler
Yahoo! Inc.
(202) 631-9463
schmaler@yahoo-inc.com

Adam Miller	Michael Gross
The Abernathy MacGregor Group for Yahoo! Inc.	Robinson Lerer & Montgomery for Yahoo! Inc.
(212) 371-5999	(646) 805-2003
alm@abmac.com	mgross@rlmnet.com

Investor Contact:
Marta Nichols
Yahoo! Inc.
(408) 349-3527
mnichols@yahoo-inc.com
Forward-Looking Statements
This letter contains forward-looking statements that involve risks and uncertainties concerning the expected financial performance of Yahoo! Inc. (the “Company”) as well as the Company’s strategic and operational plans. Actual events or results may differ materially from those described in this letter due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the implementation and results of the Company’s ongoing strategic initiatives; the Company’s ability to compete with new or existing competitors; reduction in spending by, or loss of, marketing services customers; the demand by customers for the Company’s premium services; acceptance by users of new products and services; risks related to joint ventures and the integration of acquisitions; risks related to the Company’s international operations; failure to manage growth and diversification; adverse results in litigation, including intellectual property infringement claims; the Company’s ability to protect its intellectual property and the value of its brands; dependence on key personnel; dependence on third parties for technology, services, content and distribution; and general economic conditions. More information about potential factors that could affect the Company’s business and financial results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, which are on file with the SEC and available at the SEC’s website at www.sec.gov. Further risks and uncertainties associated with Microsoft’s unsolicited proposal to acquire the Company include: the risk that key employees may pursue other employment opportunities due to concerns as to their employment security with the Company; the risk that the acquisition proposal will make it more difficult for the Company to execute its strategic plan and pursue other strategic opportunities; and the risk that stockholder litigation in connection with Microsoft’s unsolicited proposal may result in significant costs of defense, indemnification and liability. All forward-looking statements are qualified by these cautionary statements and are made only as of the date they are made. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.